Exhibit 10.8
AKEBIA THERAPEUTICS, INC.
SECOND AMENDED AND RESTATED NON-EMPLOYEE
DIRECTOR COMPENSATION PROGRAM
Effective June 6, 2023
Non-employee members of the Board of Directors (the “Board”) of Akebia Therapeutics, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Second Amended and Restated Non-Employee Director Compensation Program (this “Program”).  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program shall be reviewed by the Board periodically and may be amended, modified or terminated by the Board at any time in its sole discretion and nothing herein should be construed as a guarantee to any Non-Employee Director of any particular level of cash or equity compensation. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors.  This Program shall become effective on the date set forth above (the “Effective Date”).
1. Cash Compensation.
(a) Annual Retainers.  Each Non-Employee Director shall be eligible to receive an annual retainer of $45,000 for service on the Board.
(b) Additional Annual Retainers.  In addition to the annual retainer payable pursuant to Section 1(a) above, a Non-Employee Director shall be eligible to receive the following annual retainers:
(i) Chairperson of the Board.  A Non-Employee Director serving as Chairperson of the Board shall be eligible to receive an additional annual retainer of $35,000 for such service; provided, that, in the event that a Non-Employee Director is one of two concurrently serving Chairpersons of the Board, the additional annual retainer payable to such Non-Employee Director pursuant to this Section 1(b)(i) shall be $17,500.
(ii) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee of the Board (the “Audit Committee”) shall be eligible to receive an additional annual retainer of $20,000 for such service.  A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson of the Audit Committee) shall be eligible to receive an additional annual retainer of $10,000 for such service.

(iii) Compensation Committee.  A Non-Employee Director serving as Chairperson of the Compensation Committee of the Board (the “Compensation Committee”) shall be eligible to receive an additional annual retainer of $15,000 for such service.  A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson of the Compensation Committee) shall be eligible to receive an additional annual retainer of $7,500 for such service.

(iv) Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee of the Board (the “NCG Committee”) shall be eligible to receive an additional annual retainer of $10,000 for such service.  A Non-Employee Director serving as a member of the NCG Committee (other than the Chairperson of the NCG Committee) shall be eligible to receive an additional annual retainer of $5,000 for such service.
(v) Research and Development Committee. A Non-Employee Director serving as Chairperson of the Research and Development Committee of the Board (the “R&D Committee”) shall be eligible to receive an additional annual retainer of $10,000 for such service.  A Non-Employee Director serving as a member of the R&D Committee (other than the Chairperson of the R&D Committee) shall be eligible to receive an additional annual retainer of $5,000 for such service.
(c) Payment of Retainers.  The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.
2. Equity Compensation.  Non-Employee Directors shall be granted the equity awards described below.  Each award described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2023 Stock Incentive Plan, as amended, or any other successor Company equity incentive plan under which awards are permitted to be made to Non-Employee Directors (the “Equity Plan”) and (i) for option awards, a non-qualified stock option award agreement, including attached exhibits, in substantially the form of award agreement applicable to Non-Employee Directors most recently approved by the Board and/or the Compensation Committee, as applicable, and (ii) for restricted stock unit awards, a restricted stock unit award agreement, including attached exhibits, in substantially the form of award agreement applicable to Non-Employee Directors most recently approved by the Board and/or the Compensation Committee, as applicable.  All applicable terms of the Equity Plan apply to this Program as if fully set forth herein.  For the avoidance of doubt, if there is any conflict between the terms of the Equity Plan (including the applicable award agreements thereunder) and this Program, the Equity Plan (including the applicable award agreements thereunder) shall control.
(a) Initial Awards.  Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall be eligible to receive, on the date of such initial election or appointment, an option to purchase 180,000 shares of the Company’s common stock (subject to adjustment as provided in the Equity Plan).  The awards described in this Section 2(a) shall be referred to as “Initial Awards.”  No Non-Employee Director shall be granted more than one Initial Award.
(b) Subsequent Awards.  A Non-Employee Director who (i) has been serving on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted, on the date of such annual meeting, an option to purchase 45,000 shares of the Company’s common stock (subject to adjustment as provided in the Equity Plan) and 30,000 restricted stock units of the Company.  The option awards described in this Section 2(b) shall be referred to as “Subsequent Options”, the restricted stock unit awards described in this Section 2(b) shall be referred to as “Subsequent RSUs”, and the Subsequent Options and Subsequent RSUs shall together be referred to as the “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Awards on the date of such meeting as well.
(c) Termination of Service of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(a) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section 2(b) above.
(d) Terms of Awards Granted to Non-Employee Directors.
(i) Purchase Price.  The per share exercise price of each option granted to a Non-Employee Director shall equal the fair market value (as determined pursuant to the Equity Plan) of a share of the Company’s common stock on the date the option is granted.
(ii) Vesting.  Each Initial Award shall vest and become exercisable in accordance with the following schedule, subject to the Non-Employee Director remaining in continuous employment or other service relationship with the Company (“Service”) through each such vesting date:  33 1/3% of the Initial Award shall vest on the one-year anniversary of the date of grant and 66 2/3% shall vest ratably on the first day of each calendar quarter between the one-year anniversary of the date of grant and the third anniversary of the date of grant.   Each Subsequent Option shall vest and become exercisable in full on the first anniversary of the date of grant (or, if earlier, immediately prior to the first annual meeting of the Company’s stockholders occurring after the date of grant), subject to the Non-Employee Director remaining in continuous Service through such vesting date.  Each Subsequent RSU shall vest in full on the first anniversary of the date of grant (or, if earlier, immediately prior to the first annual meeting of the Company’s stockholders occurring after the date of grant), subject to the Non-Employee Director remaining in continuous Service through such vesting date. Each Initial Award and Subsequent Award that is then-outstanding shall vest and become exercisable in full upon a change in control of the Company or termination of the Non-Employee Director’s Service due to the Non-Employee Director’s death or Disability.  For purposes of the Program, “Disability” means Executive’s inability by reason of physical or mental impairment to perform his/her job duties for a period exceeding twelve (12) consecutive weeks.
(iii) Term.  The term of each option granted to a Non-Employee Director shall be ten (10) years from the date the option is granted.

3. Non-Employee Director Compensation Limit. Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is entitled to receive under this Program shall be subject to any limits set forth in the applicable Equity Plan with respect to limits on awards to Non-Employee Directors.

4. Reimbursements.  The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of such Non-Employee Director’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures, as in effect from time to time.  To the extent that any reimbursement under this Program provides for a deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended: (a) the amount eligible for reimbursement in one calendar year may not affect the amount eligible for reimbursement in any other calendar year; (b) the right to reimbursement is not subject to liquidation or exchange for another benefit; and (c) any such reimbursement of an expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.